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                                                                EXHIBIT 99.1


[Allegiant Bancorp, Inc. logo]


                                News Editor: for further information on this
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                                news release, please contact Shaun R. Hayes,
                                President and CEO or Jeffrey S. Schatz,
                                Executive VP and CFO, at (314) 692-8800.



 ALLEGIANT BANCORP RAISES QUARTERLY DIVIDEND 28.6 PERCENT TO $0.09 PER SHARE

ST. LOUIS--(BUSINESS WIRE) -- May 13 , 2003--Allegiant Bancorp, Inc. (Nasdaq
NMS: "ALLE;" www.allegiantbank.com), the largest bank holding company
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exclusively serving the St. Louis, Missouri metropolitan area, today announced its Board of Directors has voted to increase the quarterly dividend on its common stock by $0.02 per share, to $0.09 per share. The increased dividend is payable July 15, 2003, to stockholders of record on July 1, 2003. Based on the closing stock price on May 12, 2003, the increase provides an annualized dividend yield of approximately 1.9 percent, which Allegiant considers to be slightly below that of peer group bank holding companies whose dividend yields range from 2.1-2.6 percent.

Shaun Hayes, President and Chief Executive Officer, stated, "We are pleased to announce this increase in our quarterly dividend. This represents an increase of 38.5 percent over the dividend declared in the second quarter of 2002. Although we continue to focus on growing our franchise, we believe our company's performance has made it possible to increase dividends paid to our shareholders. As a growth company however, our target continues to be maintaining a dividend yield below that of our peer group because we believe we can reinvest earnings to support our expansion. Allegiant's Board of Directors is committed to providing superior value to our shareholders and believe that this increase will help maximize the total return to our shareholders, especially in light of recent market volatility."

Allegiant also announced that its Board of Directors has adopted a charter for its Nominating and Corporate Governance Committee. That Committee, which is composed entirely of independent directors, will develop and recommend corporate governance policies and guidelines, and identify and nominate individuals for election to the Board and its committees. A copy of the charter can be viewed on the company's website.

Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 37 full-service banking locations, with at least one branch located within a 20-minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.



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         Certain statements in this release relating to present or future trends or factors affecting the banking industry and, specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic and other filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.